Exhibit 4(a)

                          FIRST SUPPLEMENTAL INDENTURE
                          Dated as of November 1, 1996

                                       to

                                    INDENTURE
                            Dated as of July 18, 1995

                                     between

                         MAIN PLACE FUNDING CORPORATION

                                       and

                        FIRST TRUST NATIONAL ASSOCIATION

                                   as Trustee


                           --------------------------

                                 $1,500,000,000
                  Mortgage-Backed Bonds, Series 1995-1 Due 1998

                           --------------------------



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                          FIRST SUPPLEMENTAL INDENTURE



                  FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 1996 between Main Place Real Estate Investment Trust, a Maryland real estate investment trust (the "Trust"), as successor in interest to Main Place Funding Corporation, a Delaware corporation (the "Issuer"), and First Trust National Association (the "Trustee") to that certain Indenture, dated as of July 18, 1995, between the Issuer and the Trustee (the "Indenture").

                  WHEREAS, the Issuer and the Trustee previously entered into the Indenture which provides for the issuance by the Issuer of $1,500,000,000 aggregate principal amount Mortgage-Backed Bonds, Series 1995-1 Due 1998; and

                  WHEREAS, pursuant to an Agreement of Merger dated October 31, 1996 by and among the Trust, the Issuer and Main Place Holdings Corporation, a Delaware corporation (the "Parent"), the Issuer was merged by the Parent with and into the Trust, with the Trust as the surviving entity of the merger; and

                  WHEREAS, the Trust, as successor in interest to the Issuer wishes to enter into this First Supplemental Indenture pursuant to Sections 7.01(1) and (2) of the Indenture to evidence the succession of the Trust to the Issuer and the assumption by the Trust of the covenants of the Issuer under the Indenture and the Securities issued pursuant to the Indenture; and

                  WHEREAS, all acts necessary to constitute this First Supplemental Indenture as a valid, binding and legal obligation of the Trust have been done and performed.

                  NOW, THEREFORE, witnesseth that, in consideration of the premises and of the covenants contained herein, it is hereby agreed as follows:


                  1. All references to the Issuer in the Indenture shall hereinafter refer to Main Place Real Estate Investment Trust, as successor in interest to Main Place Funding Corporation.

                  2. The Trust hereby expressly assumes all obligations of the Issuer under the Indenture in respect of the Securities and the Collateral and expressly assumes every covenant of the Indenture on the part of the Issuer to be performed or observed.

                                      -53-
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                  3. The Trust hereby expressly confirms that the Collateral shall secure its obligations under the Securities and the Indenture.

                                      -54-

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                  IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, all as of the date first written above.


                                  MAIN PLACE REAL ESTATE INVESTMENT TRUST

                                  By: /s/ Gary S. Williams.
                                  ---------------------------------
                                       Name: Gary S. Williams
                                       Title:  Senior Vice President



                                  FIRST TRUST NATIONAL ASSOCIATION,
                                  as Trustee

                                   By: /s/ Sherri Christopherson.
                                   ------------------------------
                                    Authorized Signatory